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                                                                    Exhibit 11.1

                              ILEX ONCOLOGY, INC.
                       COMPUTATION OF NET LOSS PER SHARE
                    (In Thousands, Except Per Share Amount)


                                                       Quarter Ended March 31,
                                                       ------------------------
                                                          1996          1997
                                                       ----------    ----------
Net Loss ...........................................   $     (416)   $     (468)

Weighted average number of shares of Common Stock
 and Common Stock equivalents outstanding:
 Weighted average number of shares of Common Stock
  outstanding ......................................        1,188        10,276
 Common Stock equivalents applicable
  to convertible preferred stock (1) ...............        6,093             0
 Weighted average number of Common Stock equivalents
  applicable to stock options and warrants (1) .....          939           608

Common Stock and Common Stock equivalents ..........        8,220        10,884

Net loss per share - primary .......................   $    (0.05)   $    (0.04)



Net Loss ...........................................   $     (416)   $     (468)

Weighted average number of shares of Common Stock
 and Common Stock equivalents outstanding:
 Weighted average number of shares of Common Stock
  outstanding ......................................        1,188        10,276
Common Stock equivalents applicable to convertible
  preferred stock (1) ..............................        6,093             0
 Weighted average number of Common Stock equivalents
  applicable to stock options and warrants (1) .....          939           613
                                                       ----------    ----------

Common Stock and Common Stock equivalents, assuming
 full dilution .....................................        8,220        10,889

Net loss per share - fully diluted (2) .............   $    (0.05)   $    (0.04)



(1) Convertible stock, stock options and stock warrants issued within one year prior to an initial public offering with a conversion price or exercise price below the estimated initial public offering price has been included as outstanding for all periods specified by SAB No. 83 (Topic 4-D).

(2) This calculation is submitted in accordance with Item 601(b)11 of regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3% or is antidilutive.





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